Exhibit 23.3

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Transition Report (Form 10-K) of Hut 8 Corp. of our report dated March 6, 2024, with respect to the consolidated financial statements of TZRC, LLC and its Subsidiaries for the years ended December 31, 2023 and 2022.

/s/ L J Soldinger Associates, LLC

Deer Park, Illinois

United States of America

March 28, 2024